Exhibit 10.3 — Form of Employee Deferred Performance Unit Award Letter

«FirstLast»
(address)

Dear «Fname»:

TODCO (the “Company”) hereby grants to you effective as of February 7, 2005 (the “Grant Date”) Deferred Performance Units representing the opportunity to receive up to a maximum of ___ shares of TODCO Common Stock (“Common Stock”) in accordance with the TODCO Long-Term Incentive Plan (the “Plan”). The exact amount of your award will be determined as of December 31, 2007. Please refer to the attached Appendix A, Terms and Conditions of Employee Deferred Performance Unit Award, for further details.

Shares of Common Stock earned (if any) will vest on the Determination Date.

Your Deferred Performance Units are subject to the terms and conditions set forth in the enclosed Plan, the Prospectus for the Plan, any additional terms and conditions set forth in the attached Appendix A and any rules and regulations adopted by the Executive Compensation Committee of the Board of Directors in accordance with the terms of the plan.

This award letter and the attachments contain the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Congratulations on your award.

Very truly yours,

Jan Rask
Enclosures

Appendix A
To Award Letter
Terms and Conditions of
Employee Deferred Performance Unit Award
February 7, 2005

The Deferred Performance Unit award by TODCO (the “Company”) to you effective as of the Grant Date provides for the opportunity for you to receive, if certain conditions are met, shares of TODCO Common Stock (“Common Stock”) subject to the terms and conditions set forth in the TODCO Long-Term Incentive Plan (the “Plan”), the enclosed Prospectus for the Plan, any rules and regulations adopted by the Executive Compensation Committee of the Board of Directors (the “Committee”), and any additional terms and conditions set forth in this Appendix A all of which forms a part of the attached award letter to you (“Award Letter”). Any terms used and not defined in the Award Letter have the meanings set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan will prevail.

1. Determination of Earned Shares

     (a)      Earned Shares

The exact number of shares of Common Stock that will actually be earned by and granted to you (the “Earned Shares”) out of the total maximum number of Deferred Performance Units awarded to you in the Award Letter will be based upon the level of achievement by the Company of the performance standard described below over the three-year period commencing January 1, 2005 (the “Performance Cycle”). The determination by the Committee with respect to the achievement of such performance standards will be made in the first quarter of 2008 after all necessary Company and peer information is available. The specific date on which such determination is formally made and approved by the Committee is referred to as the “Determination Date”. After the Determination Date, the Company will notify you of the number of Earned Shares, if any, to be actually granted to you. All payments shall be made no later than February 28, 2008.

The calculation of Earned Shares shall be based on the Company’s Total Shareholder Return ranking compared to a defined peer group at the end of the Performance Cycle as determined by the Committee in its sole discretion. Total Shareholder Return is defined for a given company as the change in share price plus cumulative dividends paid, assuming dividend reinvestment during the Performance Cycle, over share price at the beginning of the Performance Cycle of the applicable Company. Earned Shares will be calculated by multiplying the maximum number of deferred performance units granted by the following percentages for the percentile rank achieved. For Total Shareholder Return performance between the percentile ranks noted below, linear interpolation will be used to calculate the exact number of Earned Shares:

Percentile
Rank	Percentage
100th	100%
92	91.67
84	83.33
75	75.00
68	66.67
62	58.33
56	50.00
50	40.00
44	30.00
38	20.00
32	10.00
25th or lower	ZERO

The Company’s defined “Peer Group” shall consist of TODCO and the following companies: Cal Dive International, Ensco International, Global Industries, Grant Prideco, Grey Wolf, Helmerich & Payne, Key Energy Services, Maverick Tube, Newpark Resources, Parker Drilling, Patterson — UTI Energy, Pride International, Rowan Companies Inc., Tidewater Inc., Varco International Inc.

(b)	Committee Determinations

In accordance with the provisions of the Plan, the Committee shall have the exclusive authority to make all determinations hereunder, including but not limited to the ranking of TODCO and its Peer Group. Without limiting the foregoing, the Committee shall have absolute discretion to determine the number of Earned Shares to which you are entitled, if any, including without limitation such adjustments as may be necessary in the opinion of the Committee to account for changes since the date of the Award Letter. Notwithstanding the foregoing, the Committee shall be precluded from increasing the amount that would otherwise be obtainable upon the achievement of the performance goals described in Section 1(a) above to the extent prescribed by Section 162(m) of the Internal revenue Code of 1986 as amended (the “Code”) and the applicable regulations rulings and notices thereunder. The Committee’s determination shall be final, conclusive and binding upon you. You shall not have any right or claim with respect to any shares other than Earned Shares to which you become entitled in accordance herewith.

(c)	You will not be required to pay any purchase price for the Earned Shares; however tax withholding is required pursuant to Section 8.

2.	Vesting

(a)	Unless vested on an earlier date as provided in this Appendix A, the Earned Shares will vest on the Determination Date.

(b)	As described in Section 7 below, in the event of a Change of Control a portion of your Deferred Performance Units may become Earned Shares and vest prior to the Determination Date.

3.	Restrictions

Until and unless Earned Shares become vested, you do not own any of the Common Stock potentially subject to this Deferred Performance Unit award and may not attempt to sell, transfer, assign or pledge any such Common Stock. Your Earned Shares, if any, will be registered in your name as of the Determination Date. The Deferred Performance Unit grant shall be accounted for by the Company on your behalf on a ledger pursuant to Section 3.2(c) of the Plan until the number of Earned Shares is determined and may not be transferred, sold, assigned or pledged in any manner prior to vesting. Promptly after the Earned Shares vest, the net shares (total vested Earned Shares minus any Earned Shares retained to satisfy the tax withholding obligation of the Company, as described in Section 8 if applicable), will be delivered in street name to your brokerage account (or, in the event of your death, to a brokerage account in the name of your beneficiary under the Plan) or, at the Company’s option, a certificate for such shares will be delivered to you. There may be some delay between the date of vesting and the date your shares become available to you due to administrative reasons.

4.       Dividends and Voting

After the Determination Date, all cash dividends (if any) that become payable with respect to your Earned Shares after the Determination Date, if any, will be paid directly to you at the same time dividends are paid with respect to all other Common Stock of the Company. Also, after the Determination Date, you will have the right to vote your Earned Shares.

5.      Termination of Employment

If your employment is terminated prior to the Determination Date due to death, disability, retirement (as defined below) or at the convenience of the Company (as determined by the Committee), you will be entitled to receive Earned Shares representing a Pro Rata share of your Deferred Performance Unit award on the Determination Date. The calculation of your Pro-Rata Share is determined by multiplying the number of Earned Shares calculated as of the Determination Date which would have otherwise been earned had your employment not been terminated, by a fraction, the numerator of which is the number of calendar days you were employed during the Performance Cycle after the Grant Date and the denominator of which is the total number of calendar days in the Performance Cycle after the Grant Date. Retirement is defined for the purpose of this section of Appendix A as meeting the “Rule of 70”, which requires a minimum age of 55, combined with years of service to total 70 or more. If you retire after the age of 55, yet your age and years of service do not lead to a combined 70, you will not be entitled to any Earned Shares. “Disability” shall mean you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last a continuous period of not less than twelve months or by reason of either of the foregoing you are receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. Except as provided under Section 7, “Change in Control”, if your employment is terminated for any reason other than death, disability, termination for the convenience of the Company or retirement (as defined herein), you will not be entitled to any Earned Shares. The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, including without limitation whether as a result of death, disability, convenience of the Company, retirement or any other reason, and its determination shall be final, conclusive and binding upon you.

6.       Beneficiary

You may designate a beneficiary to receive any Earned Shares that become due to you after your death, and may change your beneficiary from time to time. Beneficiary designations should be filed with the Administrator of the Long-Term Incentive Plan. If you fail to designate a beneficiary, Earned Shares due to you under the Plan will be issued to the executor or administrator of your estate in the event of your death.

7.       Change of Control

(a)	Acceleration of Vesting
If you are employed by the Company on the date of a Change of Control of the Company and the Determination Date has not occurred, you will be entitled to receive Earned Shares representing 50% of your Deferred Performance Units. For the purposes of this award letter the definition of Change in Control shall have the meaning assigned such term under Code Section 409A and the regulations and notices thereunder to the extent such definition is more restrictive than definition in the Plan. Otherwise Change of Control shall have the meaning set forth in the Plan.

(b)	Section 280G Limitation
Notwithstanding anything in the Award Letter and this Appendix A to the contrary, if all or any portion of the benefits provided hereunder, either alone or together with other payments and benefits received or to be received from the Company or any affiliate or successor, would constitute a “parachute payment”, as such term is defined in Section 280G(b)(2) of the U.S. Internal Revenue Code of 1986 (the “Code”), and the amount of the parachute payment, reduced by all U.S. federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Code Section 4999, is less than the amount you would receive if you were paid three times your “base amount,” as defined in Code Section 280G(b)(3), less one dollar, reduced by all U.S. federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times your base amount less one dollar, and, to the extent necessary, the award or vesting of Earned Shares shall be reduced by the Committee in order that this limitation not be exceeded; provided, however, that this Section 7(b) shall be superceded in its entirety by (i) any contrary treatment of parachute payments to which you have agreed in writing prior to the Change of Control pursuant to any other plan, program or agreement, or (ii) any more favorable treatment of the excise tax on parachute payments extended to you by the Company or its affiliates pursuant to any other plan, program or agreement.

8.       Income Tax Withholding

(a)	You should consult the Long-Term Incentive Plan Prospectus for a general summary of the U.S. federal income tax consequences to you from the Contingent Shares based on currently applicable provisions of the Code and related regulations. The summary does not discuss state and local tax laws or the laws of any other jurisdiction, which may differ from U.S. federal tax law. For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.

(b)	The grant under the Award Letter and this Appendix A is subject to your making of arrangements satisfactory to the Company to satisfy any applicable U.S. federal, state or local withholding tax liability arising from the vesting of the Earned Shares. You can either make a cash payment to the Company of the required amount or at the discretion of the Committee you can elect to satisfy your withholding obligation by having the Company retain Common Stock having a value approximately equal to the amount of your withholding obligation from the Earned Shares otherwise deliverable to you upon the vesting of such shares. You may not elect for such withholding to be greater than the minimum statutory withholding tax liability arising from the vesting of the Earned Shares. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, no shares will be issued to you or the Company at its discretion shall have the right to withhold the required amount from your salary or other amounts payable to you. Further, any dividends on the Earned Shares paid to you pursuant to Section 4 above prior to their vesting will generally be subject to federal, state and local tax withholding, as appropriate, as additional compensation.

(c)	In addition, you must make arrangements satisfactory to the Company to satisfy any applicable withholding tax liability imposed under the laws of any other jurisdiction arising from the award hereunder. You may not elect to have the Company withhold Earned Shares having a value in excess of the minimum statutory withholding tax liability. If you fail to satisfy such withholding obligation in a time and manner satisfactory to the Company, no shares will be issued to you or the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

9.      Restrictions on Resale

Other than the restrictions referenced in paragraph 3, there are no restrictions imposed by the Plan on the resale of Earned Shares acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. These restrictions do not apply to persons who are not affiliates of the Company; provided, however, that all employees are subject to the Company’s policies against insider trading, and restrictions on resale may be imposed by the Company from time-to-time as may be necessary under applicable law.

10.       Effect on Other Benefits

Income recognized by you as a result of the grant or vesting of Earned Shares or dividends on your Earned Shares will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.

11.      Compliance With Laws

This Award Letter, the deferred Performance Units and any Earned Shares issued hereunder shall be subject to all applicable federal and state laws and the rules of the exchange on which shares of the Company’s common stock are traded.

If you have any questions regarding your contingent award or would like to obtain additional information about the Plan or the Committee, please contact the Company’s General Counsel. Your Award Letter and this Appendix A contain the formal terms and conditions of your award and accordingly should be retained in your files for future reference.